Exhibit 7.4

FORM OF LOCK-UP AGREEMENT

October 8, 2007

Newmont Mining B.C. Limited

c/o Newmont Mining Corporation

Suite 3600, 1700 Lincoln Street

Denver, Colorado

80203

Dear Sirs:

Re: Lock-Up Agreement

The undersigned understands that Newmont Mining Corporation, Newmont Mining B.C. Limited (“Offeror”) and Miramar Mining Corporation (“Miramar”) are entering into a support agreement (the “Agreement”), dated the date hereof, providing for, among other things, the acquisition of all of the outstanding Common Shares in the capital of Miramar that are not already owned by the Offeror or it affiliates at a price per Common Share of C$6.25 in cash. The undersigned acknowledges having received a copy of the Agreement.

The undersigned is a shareholder (the “Shareholder”) of Miramar and is entering into this letter agreement to induce Offeror to enter into the Agreement and to consummate the transactions contemplated thereby.

Capitalized terms used but not defined in this letter agreement shall have the same meaning as in the Agreement.

The Shareholder confirms its agreement with you as follows:

1. The Shareholder represents, warrants and agrees that:

(a)	Schedule I accurately sets forth all of the securities of Miramar (including options to acquire Common Shares) of which the Shareholder or its affiliates (as defined under the Securities Act (Ontario)) is the registered or beneficial owner or over which the Shareholder or its affiliates exercise direction or control (collectively, the “Subject Securities”) as of the date of this letter agreement;

(b)	the Shareholder and its affiliates are on the date hereof the lawful owners of the number of Subject Securities set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements, and commitments of every kind and have the sole right to sell all the Common Shares (and the Common Shares that may be issued upon the exercise of options) comprising the Subject Securities to the Offeror;

(c)	except as set forth in Schedule I, neither the Shareholder nor any of its affiliates own or hold any rights to acquire any additional securities of Miramar or any interest therein or any voting rights with respect to any additional securities of Miramar;

(d)	no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities or any interest therein or right thereto, except the Offeror pursuant to this letter agreement;

(e)	the Shareholder has all necessary power and authority to enter into this letter agreement;

(f)	this letter agreement is the legal, valid and binding agreement of the Shareholder, and is enforceable against the Shareholder in accordance with its terms; and

(g)	none of the execution and delivery by the Shareholder of this letter agreement or the completion or performance of the transactions contemplated hereby or the compliance by the Shareholder with the Shareholder’s obligations in this letter agreement will result in a breach of (i) the constating documents of the Shareholder; (ii) any agreement or instrument or understanding to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s property or assets are bound; (iii) any judgment, decree, order or award of any governmental authority; or (iv) any Laws relevant in the context of the Offer or this letter agreement.

2. The Shareholder will not, and will not permit any person over which the Shareholder exercises influence or control to, directly or indirectly, agree to sell, sell or otherwise transfer or dispose of any of the Subject Securities (or any Common Shares issuable upon the exercise of options comprising the Subject Securities, or any interest, securities convertible into or any voting rights with respect to any of such Common Shares or the Subject Securities), other than pursuant to the Offer. (For the purposes of this letter agreement, “directly or indirectly will include, without limitation, actions through a director, officer, employee, insider, professional advisor, agent or other authorized representative and through one or more steps or actions or series of related steps or actions.) The Shareholder also will cause any person over which the Shareholder exercises influence or control to co-operate fully with Offeror in connection with the Agreement.

The Shareholder will not, and will not permit any person over which the Shareholder exercises influence or control, directly or indirectly, to take any action that may in any way adversely affect or reduce the likelihood of the successful completion of the transactions contemplated by the Agreement and, without limiting the foregoing, the Shareholder will not, and will not permit any person over which the Shareholder exercises influence or control, directly or indirectly, to:

(a)	solicit, initiate, encourage or facilitate (including by way of furnishing non-public information) any inquiries or proposals regarding an Alternative Transaction;

(b)	participate in any discussions or negotiations regarding any Alternative Transaction;

(c)	approve, recommend or sell any Subject Securities to any Alternative Transaction; or

(d)	accept or enter any agreement, arrangement or understanding related to any Alternative Transaction or any of the foregoing.

Additionally, the Shareholder will, and will cause every person over which the Shareholder exercises influence or control, directly or indirectly to:

(e)	immediately cease and cause to be terminated any existing discussions or negotiations, directly or indirectly, with any person with respect to any Alternative Transaction; and

(f)	not, directly or indirectly, waive or vary any terms or conditions of any confidentiality or standstill agreement that it has, as of the date hereof, entered into with any person considering any Alternative Transaction and shall immediately request the return (or the deletion from retrieval systems and databases or the destruction) of all information provided to others in connection with an Alternative Transaction.

Nothing herein shall, however, prevent the Shareholder from taking any action, in his capacity as a director of Miramar that is permitted pursuant to the Agreement and required by applicable law.

The Shareholder will as soon as practicable and in any event, on or before the fifth business day prior to the original Expiry Time, irrevocably deposit or cause to be irrevocably deposited with the depositary (i) under the Offer in acceptance of the Offer, all of the Common Shares that comprise Subject Securities and any additional Common Shares of which the Shareholder becomes the registered or beneficial owner or over which the Shareholder or its affiliates come to exercise direction or control after the date of this letter agreement (all such Common Shares together being the “Tender Shares”) in accordance with the terms of the Offer, and (ii) in respect of options to acquire Common Shares that comprise Subject Securities and that have not been exercised, all such documents as are necessary to (A) result in the exercise of such options and irrevocable deposit with the depositary the Common Shares issued upon such exercise prior to the original Expiry Time or (B) surrender such options in consideration of a payment of the in-the-money amount, if such options are not exercised as contemplated in (A). Thereafter, except as may be permitted by this letter agreement, the Shareholder shall not withdraw or take any action to withdraw any of the Tender Shares deposited under the Offer (notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise that the Shareholder might have).

3. If the Offeror concludes after the date of this letter agreement that it is necessary or desirable to proceed with a form of transaction other than the Offer whereby the Offeror and/or its affiliates would effectively acquire all the Common Shares or all or substantially all of the business, properties and assets of Miramar on economic and other terms and conditions (including, without limitation, tax treatment) having consequences to the Shareholder that are in substance equivalent to or better than those contemplated by this letter agreement (any such transaction is referred to as a “Revised Transaction”) then the Shareholder agrees to support the completion of the Revised Transaction, including, if necessary, by voting the Tender Shares in favour of a special resolution approving the Revised Transaction. In the event of any proposed Revised Transaction, any reference in this letter agreement to the Offer shall refer to the Revised Transaction to the extent applicable, all terms, covenants, representations and warranties of this letter agreement shall be and shall be deemed to have been made in the context of the Revised Transaction, and all references to the Expiry Time herein shall refer to the date of closing of the transactions contemplated by the Alternative Transaction.

4. The representations and warranties of the Shareholder made in this letter agreement shall survive the completion of the purchase by the Offeror of the Tender Shares under the Offer and shall continue in full force and effect for the benefit of the Offeror for a period of two years from the date of this letter agreement, with the exception of the representations and warranties in paragraph 1(a) to (d) above, which shall survive indefinitely.

5. The Shareholder agrees that damages are an inadequate remedy for the breach by Shareholder of any term or condition of this letter agreement, and that Offeror shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the agreements herein without proof of irreparable harm or posting of bonds or indemnities.

6. This letter agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable herein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matter arising hereunder or related hereto.

7. Any permitted successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Shareholder, such as an executor or heir) shall be bound by the terms hereof, and the Shareholder shall take any and all actions necessary to obtain and deliver to Offeror the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof prior to such successor, assignee or transferee obtaining an interest in the Subject Securities.

8. This letter agreement constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and supersedes all prior agreements, understandings or representations among the parties, written or oral, with respect to the subject matter hereof.

9.	This letter agreement shall terminate upon the termination of the Agreement in accordance with its terms.

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Please confirm that the foregoing correctly states the understanding between us by signing and returning to the Shareholder a counterpart hereof.

Very truly yours,

SHAREHOLDER

Confirmed on the date first above written.

Offeror

By:
Name:
Title:

By:
Name:
Title:

Schedule I

Ownership of Securities of Miramar

Registered Owner	Beneficial Owner	Type of Security (i.e. Common Shares and Options)	Number